EXHIBIT NO. EX-99.I

                                   Law Office

                      STRADLEY, RONON, STEVENS & Young, LLP

                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000


Direct Dial: (215) 564-8143


                                 April 30, 2001

UMB Scout Funds
1010 Grand Boulevard
Kansas City, Missouri  64106


           Re:   LEGAL OPINION-SECURITIES ACT OF 1933
                 ------------------------------------

Ladies and Gentlemen:

          We have examined the Agreement and Declaration of Trust (the "Declaration") of UMB Scout Funds (the "Fund"), a series business trust organized under the Delaware Business Trust Act, the By-Laws of the Fund, and its proposed form of Share Certificates (if any), all as amended to date, and the various pertinent corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statements filed under the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Securities Act of 1933, as amended (the "Securities Act"), all as amended to date, as well as other items we deem material to this opinion.

          The Fund is authorized by the Declaration to issue an unlimited number of shares of beneficial interest, all without par value, and the Fund's Board has created shares of the UMB Scout Energy Fund, the UMB Scout Equity Index Fund, the UMB Scout Small Cap Fund and the UMB Scout Technology Fund series of the Fund (collecively, the "Series"), and has allocated an unlimited number of shares to the Series. The Declaration also empowers the Board to designate any additional series or classes and allocate shares to such series or classes.

          The Fund has filed with the U.S. Securities and Exchange Commission, a registration statement under the Securities Act, which registration statement is deemed to register an indefinite number of shares of the Series pursuant to the provisions of Section 24(f) of the Investment Company Act. You have also informed us that the shares of the Series will be sold in accordance with the Fund's usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

UMB Scout Funds
April 30, 2001
Page 2

          Based upon the foregoing information and examination, so long as the Fund remains a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of a Series remains effective, the authorized shares of that Series when issued for the consideration set by the Board of Trustees pursuant to the Declaration, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Declaration and the laws of the State of Delaware.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

                                  Very truly yours,

                                  STRADLEY, RONON, STEVENS & YOUNG, LLP

                                  /s/ Lisa A. Duda
                                  --------------------------------------------
                                  Lisa A. Duda, a Partner



cc:      Lawrence A. Knecht, Esquire
         Barbara Demmer
         Michael P. O'Hare